EXHIBIT 21

			  SUBSIDIARIES

		                  DATRON SYSTEMS INCORPORATED
                          			SUBSIDIARIES

                    		       MARCH 31, 2000


                           				       Percentage of        Jurisdiction
				                                 Voting Securities        in which
Name                                  Owned by Parent       Incorporated

Datron World Communications Inc.           100%              California

Datron/Transco Inc.                        100%              California

  Datron Resources Inc. (a wholly
  owned subsidiary of
  Datron/Transco Inc.)                     100%              California

Datron/Trans World Communications
Int'l Ltd. (a Foreign Sales
Corporation)                               100%               U.S. Virgin
							                                                         Islands